Exhibit 10.11

Translation of Sales and Maintenance Agreement

of Sharp Copier System

Whereas Sharp Trading (China) Co., Ltd. (hereinafter referred to as "Party A"), Sharp Technology (Shanghai) Co., Ltd. (hereinafter referred to as "Party B"), Sharp Office Equipment (Changshu) Co., Ltd. (hereinafter referred to as "Party C") and Junzhang Digital Technology (Shanghai) Co., Ltd. (hereinafter referred to as Party D), with regard to Party D's role as a non-exclusive agent distributor of Sharp copier products in specific areas (limited to Chinese mainland) in the People's Republic of China (hereinafter referred to as "China"), this agreement is concluded on the sale, installation, repair and regular maintenance ("after-sales service") of the black-and-white and color multifunction machines, copiers and related products (hereinafter referred to as "commodities") produced by Party C and distributed by Party A/Party B in China according to the following contents.

I. Definition:

1. Party A: refers to the seller of the products involved in this agreement.

2. Party B: refers to the seller of the products involved in this agreement.

3. Party C: refers to the manufacturer of the products involved in this agreement.

4. Party D: refers to the purchaser and underwriter of the products involved in this agreement and the after-sales maintenance service party for the end customers.

5. Basic relationship: Party A or Party B sells the products involved in this contract to Party D in batches, Party D is the distributor facing the end customers, and Party C is responsible for the quality of the products involved in this contract and the payment of after-sales maintenance expenses according to the legal provisions and the contract agreement.

6. Sales relationship: To be determined based on the independent sales relationship between Party D and Party A and Party B according to orders, individual contracts and invoices, and settle accounts respectively.

7. Maintenance relationship: The relationship between Party C and Party D is after-sales service settlement, that is, Party C shall pay maintenance fees to Party D according to the agreement in this contract.

8. Exclusion of joint and several liability: Party A, Party B and Party C shall not bear joint and several liability with each other.

9. Exclusion of labor and agency relationship: There is no employer-employee relationship or agency relationship between Party A/Party B/Party C and Party D in this Agreement. Under no circumstances shall the stationed personnel or employees of Party D be regarded as employees of Party A/B/C.

II. Sales Relationship

1. Qualification

Party A/Party B shall, according to the evaluation standard of "fully satisfied sales and maintenance services for consumers", evaluate and identify Party D with the ability to sell "commodities" and provide "after-sales service" in China as a certified store, and grant Party D the ability to distribute commodities and/or provide after-sales service in specific areas.

Party D shall have the business license or administrative license made by government authorities required for the performance of this Agreement at the time of conclusion and during the performance of this Agreement, and maintain the validity of the above licenses or licenses.

2. Specified area

In order to protect the rights and interests of consumers such as end users, ensure timely and effective after-sales service, and in order to ensure the quality of after-sales service provided by the Certified Store to the end users, Party D agrees to carry out commodity sales and/or after-sales service activities only within the area designated by Party A/Party B (and in line with the altitude environment stipulated by the state): Shanghai.

Notwithstanding the restrictions on the sales and/or after-sales service area of Party D in the preceding paragraph, Party A/Party B still has the right to authorize or entrust other units to carry out the same or similar business activities as Party D under this Agreement within the designated area.

Outside the designated area, Party D shall not carry out commodity quotation, sales, publicity and other activities in any form. In case of breach of contract, the liability for breach of contract shall be borne in accordance with the provisions of "Penalties for Breach of Outflow Machines" in 2020 Sharp Copier Sales Policy.

3. Commodity

(1) The commodities in this Agreement refer to copiers, multifunction machines and printers containing the "SHARP" trademark and used in the sea environment stipulated by the state (see the product description for details), as well as supporting optional parts, consumables, spare parts, peripheral equipment or related software commodities.

(2) Party A/Party B may increase or decrease the content types of "commodities" at any time according to their own judgment. In order to ensure the performance of the commodities, Party D must purchase the commodities directly from Party A/Party B.

(3) Any single-subject commodities produced by Party C is only applicable to the use of its independent "commodities" function, and will not be sold for other purposes. If Party D splits or disposes of the commodities for other purposes, Party A/Party B has the right to cancel Party D's qualification as a certified store.

4. Price

The price of commodities sold from Party A/Party B to Party D shall be completely determined by Party A/Party B. During the validity period of this Agreement, Party A/Party B has the right to change the supply price of all or part of the commodities at any time according to its own judgment.

5. Order contract

(1) During the validity period of this Agreement, when ordering commodities from Party A/Party B, Party D must fill in the necessary items on the commodity order form submitted to Party A/Party B, and deliver it to Party A/Party B after affixing the contract seal or company seal.

(2) After Party A/Party B receives the commodities order form from Party D, Party A/Party B may decide whether to accept the order or accept part of the order according to its own judgment without being bound by the order form.

(3) After accepting the order, Party A/Party B and Party D shall separately sign a "commodity" purchase contract (hereinafter referred to as the purchase contract). The "commodity" purchase contract shall come into effect after being jointly sealed by Party A/Party B and Party D. The contents of the contract include the name, specification, quantity, amount, delivery place, delivery method, payment and other matters of the "commodity".

6. Payment method

Party D shall, when signing the purchase contract with Party A/Party B, pay the full amount of the purchase contract to Party A/Party B by means of remittance to the bank account designated by Party A/Party B, and the handling fee for remittance/payment shall be borne by Party D. Even if Party D has any form of creditor's rights to Party A/Party B, it shall not offset the creditor's rights with the payment of the purchase contract without the consent of Party A/Party B.

7. Risks of delivery

(1) Party A/Party B shall send the ordered commodities to Party D after confirming receipt of the full payment of the purchase contract. Notwithstanding the provisions of this clause, any agreement similar to this clause and this agreement shall not be used as any defense basis for Party D when Party D has any payment payable to Party A/Party B.

(2) Party A/Party B shall not be responsible for any problems or delays in the delivery of the "commodities" that are not caused by Party A/Party B.

(3) The delivery place of the "commodities" shall be designated by Party A/Party B. Before signing the "Delivery Note" or "Express Waybill", Party D shall first confirm whether the "commodities" have defaced, damaged and other defects, such as abnormal packaging condition, insufficient quantity, excessive quantity, wrong variety, etc. After Party D's signature, the ownership of the commodities shall be transferred from Party A/Party B to Party D, except in the case that Party A/Party B retains the ownership as stipulated in this Agreement. After the transfer of ownership or delivery of products, Party A/Party B shall not bear the problems such as defects, insufficient quantity and wrong varieties of commodities with abnormal packaging conditions raised by Party D, as well as the risks and responsibilities for transportation, damage and loss of commodities.

(4) If Party D has any outstanding payment due to Party A/Party B, Party A/Party B has the right to suspend or refuse to deliver any commodities under the purchase contract, and retain the ownership of the commodities delivered to Party D, regardless of whether the suspended or refused delivery and/or retained ownership of the commodities correspond to the outstanding payment of Party D. At this time, Party A/Party B's suspension or refusal to deliver the commodities does not constitute a breach of contract under this Agreement and any purchase contract, and does not have to bear any responsibility to Party D; Party A/Party B has the right to retrieve the retained-of-title commodities by Party A/Party B at the place or warehouse where the retained-of-title commodities are located or appointed by Party A/Party B as it deems appropriate and necessary, and any expenses incurred therefrom shall be borne by Party D. For the commodities retained by Party A/Party B, the risk of damage and loss of the commodities shall be borne by Party D after delivery (including delivery by the commodities to the carrier according to the agreed delivery method) or during the holding period of Party D.

8. Sales activities

(1) Party D shall engage in commodities sales activities according to Party A/Party B's business policy.

(2) During the validity period of this Agreement, Party D shall purchase the "commodities" of Party A/Party B according to the annual contracted amount decided by Party A/Party B and accepted by Party D, and actively carry out the sales activities of the "commodities" in the designated area agreed in this Agreement.

(3) In order to reach the annual contract amount mentioned in the preceding paragraph, Party D has the obligation to prepare necessary funds and use them exclusively for the sales of Party A/Party B's commodities. If Party D is unable to purchase commodities from Party A/Party B due to its own lack of funds, resulting in Party D being unable to supply commodities normally to its subordinate online stores, Party A/Party B has the right to take necessary measures such as market adjustment.

(4) Party D agrees to keep a certain inventory of commodities according to market demand, including mainframe, consumables and other related commodities.

9. Sell in good faith

(1) Party D shall not engage in counterfeit Party A/Party B commodities or Party A/Party B commodities substitutes by any means such as manufacturing, purchasing, selling, storing and transporting, and shall not sell consumables not distributed by Party A/Party B to consumers such as end users of Party A/Party B commodities that may affect the normal operation of Party A/Party B commodities. Party A/Party B reserves the right to check the inventory situation of Party D at any time. Once Party D is found to have engaged in "counterfeit or substitute" of Party A/Party B's commodities, Party A/Party B has the right to investigate Party D's responsibilities and cancel Party D's qualification as a certified store.

(2) Party D shall comply with the matters needing attention when selling commodities as pointed out by Party A/Party B at any time, and at the same time bear the responsibility of making consumers such as buyers and end users know the characteristics (performance, function) and use conditions of commodities. If, due to the negligence of Party D, consumers such as purchasers and end users do not fully understand the characteristics of commodities and purchase, resulting in any disputes (including but not limited to returning commodities, claiming compensation, etc.), all problems arising therefrom shall be borne by Party D. However, Party D must first honestly respond to the inquiries and complaints about commodities raised by consumers such as buyers and end users, and have the responsibility to feedback such information to Party A/Party B.

(3) Party D shall not sell the used commodities as new commodities, nor shall it modify the commodities, their packaging and attached instructions, including stripping the attached trademarks and other marks. In addition, Party D promises to report the above-mentioned modification to Party A/Party B immediately when it is found that a third party other than this Agreement has implemented the above-mentioned modification on the commodities.

10. Promotional support

(1) If Party A/Party B deems it necessary according to its own judgment or Party D's requirements, Party A/Party B may provide Party D with appropriate amount of promotional support such as color pages, promotional articles, billboards and promotional materials related to the commodities sold.

(2) Party D must provide Party A/Party B with the specific contents of the promotion and publicity plan in advance, and discuss with Party A/Party B, and Party A/Party B will support the approved contents.

III. Quality and After-sales

11. Party C shall only pay relevant warranty fees when Party D provides after-sales service as determined by Party A/Party B according to this Agreement; In any case, Party C does not need to pay any fees to the certified stores that have not been certified by Party A/Party B or that have been certified by Party A/Party B but do not provide after-sales service.

12. Quality assurance

(1) The "commodities" warranty provided by Party C to Party D shall be subject to the provisions contained in the "commodities" warranty card provided by Party C to consumers such as end users or other written commitments made by Party C. Other warranties exceeding the above scope or failing to make written commitments will not be guaranteed or performed.

(2) The warranty fee incurred under the "commodity" warranty referred to in the preceding paragraph shall be paid by Party C to Party D according to the amount approved by Party A/Party B.

(3) Party C will not assume any additional responsibility for product quality to Party D except for the mandatory responsibilities stipulated in the Product Quality Law and other relevant laws and regulations and the responsibilities agreed in this Agreement.

13. After-sales service

(1) Party D promises to provide fast and correct after-sales service to the end users of the commodities it sells.

(2) Party D must complete the "commodities" warranty card according to the regulations of Party A/Party B, and submit the A copy to Party A/Party B.

(3) Party C has no obligation to pay all after-sales service fees to Party D except the warranty fees stipulated in Article 12 (2). Party A/Party B shall not undertake any joint payment obligation for the warranty fees payable by Party C to Party D due to the examination and approval of warranty fees.

(4) In order to ensure the normal operation of commodities, Party D shall provide customers with spare parts and consumables supplied by Party A/Party B to ensure high-quality after-sales service, prohibit the sale of spare parts and consumables imported from supply channels other than Party A/Party B, and agree to maintain a certain inventory of "spare parts and consumables". If Party D provides Party A/Party B commodity users with parts and consumables from the supply channels other than Party A/Party B, Party C has the right to refuse to pay the warranty fee to Party D, and does not bear the warranty responsibility for the defective commodities caused by the use of parts and consumables outside the channels.

(5) In case of any violation of the above provisions, Party A/Party B has the right to implement necessary measures such as deduction, suspension of commodity rebate or cancellation of Party D's qualification as a store.

14. Repair of "commodity"

Repair problems of "commodities" sold by Party D shall be solved by Party D itself. In case consumers think that the "commodities" have quality problems and ask Party D for return or exchange, Party D must first try its best to repair them. If the problem is still not solved, Party A/Party B and Party C shall investigate the "commodities" while assisting Party D in maintenance. According to the investigation of Party A/Party B, if it is confirmed that there is a problem in the quality of the "commodities", Party A/Party B will exchange the "commodities" with Party D free of charge, and Party D will waive all claims from Party A/Party B and/or Party C except for the exchange of the "commodities".

15. Personnel training

(1) In order to promote and expand the sales of commodities and improve the quality of after-sales service, Party D shall ensure an appropriate number of sales and service personnel and train them.

(2) Party A/Party B shall arrange appropriate commodity knowledge and technical training for Party D's personnel according to the actual situation.

IV. Other Agreements

16. Reporting obligations

(1) With ten days as the statistical unit, Party D agrees to provide Party A/Party B with all sales statistical reports of the current month on time and truthfully every ten working days according to the format specified by Party A/Party B (including the direct sales volume of Party D in the current month and the online wholesale volume in the permitted sales area, etc.).

(2) Party D agrees to provide the sales statistics report of last month to Party A/Party B at the beginning of each month according to the format specified by Party A/Party B.

(3) Party D agrees to make a monthly maintenance report recording the implementation status of after-sales service according to the form specified by Party A/Party B, and submit it to Party A/Party B until the 5th day of each month.

(4) Party D shall, in the common interests of Party A/Party B/Party C/Party D, provide Party A/Party B/Party C with market conditions and suggestions for improving commodities according to the requirements of Party A/Party B/Party C.

(5) Party D promises to provide correct company name, legal representative, company address and other information of Party D according to the requirements of Party A/Party B within the validity period of this Agreement. When the above information changes, it shall immediately notify Party A/Party B directly in writing.

(6) Party D shall immediately report the operating status of Party D to Party A/Party B when any cause that is considered to have an impact on the performance of this Agreement occurs due to Party D's reasons.

17. Prohibition of non-authorized and licensed acts

(1) For the "commodities", Party D cannot make any commitment to third parties on behalf of Party A/Party B/Party C or in the name of Party A/Party B/Party C regarding the commodities and their quality.

(2) Party D may not use Party A/Party B/Party C's trade name, trademark and any logo owned by Party A/Party C without the written consent of Party A/Party B/Party C.

(3) When Party D obtains the written consent of Party A/Party B/Party C to use the trademarks and service marks of Party A/Party B/Party C, Party D shall not do anything damaging to the reputation of Party A/Party B/Party C.

(4) When Party D obtains the written consent of Party A/Party B/Party C to use the trademark and service mark of Party A/Party C, it must use the correct trademark and service mark according to the designation of Party A/Party B/Party C, including font, color and design.

(5) Party A/C has the right to suspend Party D's use of Party A/Party B/Party C logo at any time without giving reasons.

18. Disqualification

(1) In case of any of the following, Party A/Party B has the right to immediately cancel Party D's "Certified Store" qualification.

a) If Party D fails to perform the obligations and responsibilities stipulated in this Agreement, Party A/Party B shall give a written warning to Party D, and if no improvement is made within 7 days.

b) If Party D is unable to continue its business activities.

c) If Party D is considered to have caused a significant decline in the credibility of Party A/Party B or the commodities, or has committed other serious breach of trust.

d) If Party D does not have the necessary conditions for granting the qualification of the certified store at that time.

(2) Cancellation of accreditation does not exempt Party D from debts incurred before disqualification.

(3) Party D has no right to claim all claims from Party A/Party B except the creditor's rights (subject to written documents) against Party A/Party B and/or Party C before being disqualified.

19. Laws observed

The rights and obligations of the parties stipulated in this Agreement shall be based on the current effective laws and regulations.

20. Labor damage

Party A/Party B and/or Party C shall not be responsible for any labor damage caused by Party D's staff during the implementation of sales or after-sales service and other related activities.

21. Force majeure

In the event that strikes, factory closures, accidents, fires, production delays, weather disasters, government actions, wars or other causes beyond the control of Party A, Party B, Party C and Party D fail to perform their obligations under this Agreement during the effective period of this Agreement, the four parties shall not assume any responsibility for each other, but they shall continue to perform the Contract after the above causes disappear.

22. Integrity

This agreement replaces the previous contracts between Party A/Party B/Party C and Party D relating to the purchase, sale and after-sales service of commodities; However, the contract between Party A, Party B and Party C concerning the sale of commodities shall not be changed due to the conclusion of this Agreement.

This Agreement shall not be changed or amended at will without the written consent of the four parties.

23. Confidentiality

(1) In implementing this Agreement, Party D shall not disclose to any third party the sales and technical secrets (hereinafter referred to as "Confidential Information") known from Party A/Party B/Party C and owned by Party A/Party B/Party C. In case of disclosure of confidential information to a third party, Party A/Party B may immediately cancel Party D's qualification as a "certified store" as defined in Clause 1 of this Agreement, and Party D shall compensate Party A/Party B/Party C for direct and indirect losses caused by the disclosure.

(2) In order to prevent the confidential information mentioned in the preceding paragraph from being leaked to a third party, Party D agrees to provide necessary education and supervision to its own employees.

(3) The behavior of Party D's staff leaking the above confidential information to a third party shall be regarded as Party D's behavior.

24. Application of law and settlement of disputes

(1) This Agreement shall be governed by the laws of the PRC.

(2) All disputes arising from this Agreement shall be settled by the four parties through consultation. If negotiation fails, either party may apply to Shanghai International Economic and Trade Arbitration Commission for arbitration. The arbitral award shall be final and legally binding on all parties.

25. Agreed matters

Matters not covered in this agreement shall be agreed separately. The annexes to this Agreement include, but are not limited to, the Warranty Fee List of Sharp Copier in 2020 and the Sales Policy of Sharp Copier in 2020. These annexes have been checked by all parties to this Agreement, and whether they are jointly signed by all parties to this Agreement or not, they are an integral part of this Agreement and have the same effect as this Agreement. Any two parties under this Agreement may, on the basis of this Agreement and its effective annexes, make necessary adjustments and supplements to the specific arrangements for the performance of this Agreement through consultation, except for corrections and modifications to the text of this Agreement.

26. Contract amount (unit: 10,000 yuan)

614.25

For details of the contracted amount of this agreement, please refer to the annual rebate target products and relevant regulations of each product in Sharp Copier Sales Policy for the Second Half of 2020.

27. Duration of validity

This Agreement is valid from the establishment date to March 31st, 2021.

The text of this agreement shall be made in quadruplicate, which shall come into effect after being sealed by Party A, Party B, Party C and Party D, and each party shall hold one copy.

Signature page

Party A: Sharp Trading (China) Co., Ltd. Address: Legal representative: Entrusted representative: Date:	Party B: Sharp Technology (Shanghai) Co., Ltd. Address: Legal representative: Entrusted representative: Date:
Party C: Sharp Office Equipment (Changshu) Co., Ltd. Address: Legal representative: Entrusted representative: Date:	Party D: Junzhang Digital Technology (Shanghai) Co., Ltd. Address: Legal representative: Entrusted representative: Date:

Warranty Fee List of Sharp Copier in 2020

Terminated models
Model	Warranty fee	Model	Warranty fee	Model	Warranty fee
AR-2628L	200	AR-200	400	AR-M450D	550
MX-M2028D	150	AR-201	400	AR-M160	380
MX-M2328D	150	AR-201N	400	AR-M205	400
AR-206	400	AR-206N	400	AR-C260	550
AR-158X	100	AR-2718N (Z)	250	AR-C260P	550
AR-M700N	700	AR-M310U	500	AR-2616	380
AR-2620	400	AR-M236	400	AR-M351U	500
AR-M451U	550	AR-C262M	550	AR-2718 (Z)	380
AR-2820 (Z)	400	AR-M351N	500	AR-M451N	550
AR-M550N	600	AR-2618 (Z)	250	AR-158	150
AR-158S	150	MX-2000L	600	MX-M350N	400
MX-M450N	400	AR-2620S (Z)	250	MX-2700N	900
AR-A208X	100	AR-M62ON	650	AR-2820N (Z)	300
AR-158F	150	MX-2300N	800	MX-3500N	1000
MX-4500N	1200	AR-2918	300	MX-M350U	400
MX-M450U	400	AR-2921	300	AR-3020D (Z)	250
AR-3818S (Z)	250	AR-3821D (Z)	250	AR-3821N	250
AR-3818N	250	AR-M209	400	AR-256L	350
AR-316L	350	AR-M258	350	AR-M318	350
MX-M620N	500	MX-M700N	500	AR-M420U	500
AR-4020D (Z)	150	AR-4818S (Z)	150	AR-4821D (Z)	150
MX-M180D	150	MX-M210D	150	AR-4821N	150
AR-4021	750	AR-4018	150	MX-2600N	800
MX-3100N	900	MX-3128UC	400	AR-A208	100
MX-3101N	500	AR-A208F	100	AR-A208N	100
MX-M261	200	MX-M261N	200	MX-M311	200
MX-M311N	200	MX-5001N	1200	MX-4101N	1000
MX-2601N	400	MX-2318UC	400	MX-2618NC	500
MX-3118NC	500	MX-3618NC	600	MX-5500N	1500
MX-6200N	1500	MX-7000N	1500	MX-M363U	400
MX-M453U	400	MX-M550N	500	MX-M363N	400
MX-M453N	400	MX-M503U	400	MX-M2608U	200
MX-M3108U	200	MX-M2608N	200	MX-M3108N	200
MX-M623U	500	MX-M623N	500	MX-M503N	400
MX-M753N	500	MX-201BUC	400	MX-M753U	500
MX-4128NC	800	MX-512BNC	1000	MX-2338NC	400
AR-2038D	100	AR-2038F	100	MX-M3508U	200
MX-M3508N	200	AR-4528U	300	MX-2648NC	500
MX-314BNC	500	MX-3648NC	600	AR-2048S	150
AR-2348D	150	AR-234BN	150	AR-2038	100
AR-2048N	150	AR-2348S	150	AR-2048D	150
AR-2648N	150	AR-3148N	150	MX-M2658U	200
MX-M3158U	200	MX-M2658N	200	MX-M3158N	200
AL-1031-WH	50	MX-M3558N	200	MX-4148NC	800
MX-5608N	400	MX-M3658N	400	MX-M4658N	400
MX-M5658N	400	MX-C5081D	800	MX-C6081D	1000
MX-C3081R	500	MX-C3581R	500	MX-C4081R	600
MX-2638NC	400	MX-3138NC	400	AL-1035-WH	50
MX-5148NC	1000	MX-M3608N	400	MX-M4608N	400
MX-M6508N	500	MX-M7508N	500	AR-2348DV	150
AR-2048NV	150	AR-2348SV	150	AR-2048DV	150
AR-2648NV	150	AR-3148NV	150	AR-234BNV	150

Existing models
Model	Warranty fee	Model	Warranty fee	Model	Warranty fee
MX-M2658UV	200	MX-M3158UV	200	MX-M2658NV	200
MX-M3158NV	200	MX-B4081D	400	MX-B5081D	400
MX-B6081D	500	MX-B4621R	300	MX-B5621R	300
MX-B4081R	400	MX-B5081R	400	MX-B6OB1R	500
MX-M3558NV	200	DX-2008UC	200	DX-2508NC	400
MX-C3081RV	500	MX-C3581RV	500	MX-C4081RV	600
MX-C5081DV	800	MX-C6081DV	1000	MX-C2621R	400
MX-C3121R	400	MX-6040N	1500	MX-7040N	1500
MX-M9008	800	MX-M10508	800	MX-M12008	800
MX-B6581D	500	MX-B7581D	500	NR-2421X	150
AR-2421D	150	AR-2221R	150	AR-2421R	150
AR-2821R	150	AR-3121R	150	BP-C2021X	200
BP-C2021R	200	BP-C2521R	400	MX-C2651R	400
MX-C3051R	400	MX-C3082R	500	MX-C3582R	500
MX-C4082R	600	MX-C5082D	800	MX-C6082D	1000

Note: 1. The warranty fee will be notified separately when the new model goes on the market; 2. Please refer to the listing notice at that time for the warranty fee of the terminated models not listed in the above table.

SHARP®

Sharp Technology (Shanghai) Co., Ltd

Sharp Trading (China) Co., Ltd.

http://www.sharp.cn